Exhibit 99.1

CONFIDENTIAL – NOT FOR COPY OR DISTRIBUTION

PRE-CALL SCRIPT FOR TIMO

First of all, thank you for making time at rather short notice to attend this call. I appreciate that it is a rather inconvenient time, especially for those of you in the US who are at the end of day’s holiday.

However, I wanted the opportunity to tell you in advance about a stock exchange release that will be made in about one hours’ time, at 08:30 in Finland (22:30 in California). We will be announcing that the Company has received an offer to acquire all its shares from Acorda Therapeutics and that the Board is unanimously recommending the offer to the shareholders. The offer is for €0.2946 per share (or approximately $25.60 per ADS based on an exchange rate of 1.0864 U.S. dollars to euros), which represents a premium of approximately 95% over the current share price. The offer has a number of conditions to complete, including that 90% of our shareholders must accept the offer (this is common in Finland). The release will also announce that Acorda intends to keep the South San Francisco office as a fully functioning site for the development of tozadenant and SYN120 and that the future of the Turku office will be considered at a later date.

I appreciate that this news will come as a surprise to many of you and I am sure that you will have many questions about the transaction and its impact on you. We will be holding all employee meetings where we will provide further detail on the transaction and what it means for you; there will also be a full Q&A session in those meetings. The first of these will take place at 09:15 in Turku, where David will be. The second will be at 09:00 tomorrow morning in South San Francisco, where I will be along with Steve, Mehdi and a representative of the Angel management team; Turku employees may join this meeting by telephone if they wish.

You are reminded that this information is considered “insider information” until it is announced and under no circumstances should you disclose to, or discuss with, anyone until it has been announced publicly; and even after that you should not discuss it with third parties. David will shortly send out an email with some important matters that you need to be immediately aware of and it will also include dial-in details for the employee meetings in the event that you can’t be in the office.

To conclude, I appreciate that this may well have been unexpected. However, we need to remember that Acorda wants to acquire Biotie primarily for our assets and our people who have the skills, dedication and expertise to successfully develop them. I would like to thank you for your hard work in bringing the company thus far. I would also like to remind you that the Transaction may not complete and until it does we will need to run the business as normal.

CONFIDENTIAL – NOT FOR COPY OR DISTRIBUTION

Thank you again for making the time to join this call and we look forward to providing you more information and answering your questions at the employee meetings, shortly in Turku and tomorrow morning in San Francisco.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING THE EXPECTED CONSUMMATION OF THE ACQUISITION, WHICH INVOLVES A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE SATISFACTION OF CLOSING CONDITIONS FOR THE ACQUISITION, SUCH AS REGULATORY APPROVAL FOR THE TRANSACTION AND THE TENDER OF AT LEAST 90% OF THE OUTSTANDING SHARES AND VOTING RIGHTS OF THE COMPANY, THE POSSIBILITY THAT THE TRANSACTION WILL NOT BE COMPLETED AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN THE COMPANY’S PUBLIC FILINGS WITH THE SEC, INCLUDING THE “RISK FACTORS” SECTION OF THE COMPANY’S REGISTRATION STATEMENT ON FORM F-1 (NO. 333-204147), AS WELL AS THE TENDER OFFER DOCUMENTS TO BE FILED BY ACORDA AND THE SOLICITATION/RECOMMENDATION STATEMENT TO BE FILED BY THE COMPANY. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”, “INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE EXPECTED RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. ACORDA AND THE COMPANY DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS ANNOUNCEMENT OR OTHERWISE.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THE TENDER OFFER FOR THE OUTSTANDING SHARES, AMERICAN DEPOSITARY SHARES, WARRANTS AND OTHER OUTSTANDING EQUITY INSTRUMENTS IN THE COMPANY (THE “OFFER”) HAS NOT BEEN COMMENCED. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL COMPANY SECURITIES. THE SOLICITATION AND OFFER TO BUY COMPANY SECURITIES WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. AT THE TIME THE OFFER IS COMMENCED, ACORDA WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AND THEREAFTER, THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS

CONFIDENTIAL – NOT FOR COPY OR DISTRIBUTION

CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED MATERIALS WILL BE FILED BY ACORDA AND THE COMPANY WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY ACORDA AND THE COMPANY WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY AT WWW.BIOTIE.COM.